Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

1284 W.  Flint   Meadow   Dr., Suite D, Kaysville, UT 84037                             PHONE: (801) 927-1337  FAX: (801) 927-1344

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107

PHONE: (801) 281-4700 FAX: (801) 281-4701

January 18, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

     We have read statements that Lotus Capital Corp. has included under Item 4.01 of the Form 8-K report it filed on January 13, 2006 regarding the recent change of its auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

Child, Van Wagoner & Bradshaw, PLLC